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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

     Deutsche Bank AG, the designated filer
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

     Taunuslage 12
--------------------------------------------------------------------------------
   (Street)

     60325, Frankfurt, Federal Republic of Germany
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

     September 19, 2001
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

     N/A
================================================================================
4. Issuer Name and Ticker or Trading Symbol

     eMachines, Inc.; EEEE.OB
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common Stock                        27,819,538                 1                     Pursuant to a foreclosure, the shares are
                                                                                          held directly by DB Trustees (Hong Kong)
                                                                                          Limited as trustee on behalf of certain
                                                                                          noteholders.  DB Trustees (Hong Kong)
                                                                                          Limited is an indirect subsidiary of the
                                                                                          ultimate parent company, Deutsche Bank AG.
====================================================================================================================================

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                                              3. Title and Amount of Securities
                                                                 Underlying Derivative Security
                                   2. Date Exercisable           (Instr. 4)
                                      and Expiration Date     ---------------------------------
                                      (Month/Day/Year)                                    Amount
                                   ----------------------                                 or
                                   Date       Expira-                                     Number
1. Title of Derivative             Exer-      tion                                        of
   Security (Instr. 4)             cisable    Date            Title                       Shares
-------------------------          -------------------------------------------------------------------------------
(1)  None
------------------------------------------------------------------------------------------------------------------


                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Securities:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1)  None
========================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:

This Form 3 is filed jointly by DB Trustees (Hong Kong) Limited and Deutsche Bank AG. The shares of common stock reported herein are held directly by DB Trustees (Hong Kong) Limited. DB Trustees (Hong Kong) Limited is a subsidiary of Deutsche Bank AG. Neither the filing of this Form 3 nor any of its contents shall be deemed to constitute an admission by Deutsche Bank AG or DB Trustees (Hong Kong) Limited that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 16 or Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Dated: November 19, 2001


                                   DEUTSCHE BANK AG



                                   By:  /s/ Jeffrey A. Ruiz
                                      ------------------------------------------
                                       Name:  Jeffrey A. Ruiz
                                       Title:  Vice President, Compliance


                                   By:  /s/ Margaret M. Adams
                                      ------------------------------------------
                                       Name:  Margaret M. Adams
                                       Title:  Director, Compliance


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1473 (7-96)

                             Joint Filer Information



Name:                               DB Trustees (Hong Kong) Limited
Address:                            55/F Cheung Kong Center,
                                    2 Queen's Road Central, Hong Kong
Designated Filer:                   Deutsche Bank AG
Issuer and Trading Symbol:          eMachines, Inc.; EEEE.OB
Date of Event Requiring Statement:  September 19, 2001


Signature:        Dated November 23, 2001       DB TRUSTEES (HONG KONG) LIMITED


                                                By:/s/Gary Lew
                                                   -----------------------------
                                                Name:  Gary Lew
                                                Title: Managing Director



                                                By:/s/Janet Choi
                                                   -----------------------------
                                                Name:  Janet Choi
                                                Title: Vice President